Execution Version

EPM MINING VENTURES INC.

and

GUSIUTE HOLDINGS (UK) LIMITED

RELATIONSHIP AGREEMENT

September 2, 2011

RELATIONSHIP AGREEMENT

This Relationship Agreement (the “Agreement”) is made as of the 2nd day of September, 2011, between EPM Mining Ventures Inc., a corporation governed by the laws of the Yukon Territory (the “Corporation”), and Gusiute Holdings (UK) Limited, a company incorporated in England and Wales with registered number 6445043 (the “Investor”).

AND WHEREAS, pursuant to the terms of the Subscription Agreement dated August 23, 2011, between the Corporation and the Investor (the “Subscription Agreement”), the Corporation has issued to the Investor on a private placement basis one unit of the Corporation (the “Unit”), such Unit comprised of 8,000,000 common shares in the capital of the Corporation (each, a “Common Share”) and 8,000,000 common share purchase warrants (each, a “Warrant”) entitling the Investor to acquire up to an additional 8,000,000 Common Shares on the terms and conditions thereof;

AND WHEREAS, the Parties desire to enter into this Agreement to provide the Investor with certain rights in respect of its security holdings in the Corporation;

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and for other consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1                      Definitions

In this Agreement:

“Affiliate” of any Person (other than the Investor or an Affiliate of the Investor) means another Person that would be considered to be affiliate of such first mentioned Person for the purposes of National Instrument 45-106 — Prospectus and Registration Exemptions and with respect to the Investor or an Affiliate of the Investor means any of Tata Chemicals Limited and its subsidiaries (within the meaning of National Instrument 45-106 — Prospectus and Registration Exemptions);

“Agreement,” “this Agreement,” “the Agreement,” “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and similar expressions mean this Agreement, including all of its schedules and all instruments supplementing, amending, or confirming this Agreement.  All references to “Articles” or “Sections” refer to the specified Article or Section of this Agreement;

“Board” means the board of directors of the Corporation;

“Business Day” means any day which is not a Saturday, a Sunday, or a day on which the principal commercial banks located in the City of Toronto, Ontario, are not open for business during normal banking hours;

“Change of Control Transaction” means: (i) a transaction that would result in the acquisition or purchase, directly or indirectly, of: (A) assets of the Corporation and/or one or more of its subsidiaries, the fair market value of which assets, in the aggregate, constitutes 45% or more of the fair market value of the consolidated assets of the Corporation and its subsidiaries, taken as a whole; (B) voting or equity securities of the Corporation where those securities, together with the offeror’s securities, constitute, in the aggregate, 45% or more of the outstanding voting or equity securities of the Corporation; or (C) 45% or more of the outstanding voting or equity securities of one or more of the Corporation’s subsidiaries, the fair market value of whose assets, in the aggregate, constitute 45% or more of the fair market value of the consolidated assets of the Corporation and its subsidiaries, taken as a whole; or (ii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, or other transaction involving the Corporation or any of its subsidiaries and an arm’s-length third party that, if consummated, would result in the Corporation not being the surviving entity or Persons that do not own more than 45% of the outstanding voting or equity securities of the Corporation immediately prior to that transaction owning 45% or more of the outstanding voting or equity securities of the surviving entity;

“Common Shares” has the meaning ascribed thereto in the recitals;

“Conditions” has the meaning ascribed thereto in Section 2.3(1);

“Corporation” has the meaning ascribed thereto in the recitals;

“Cure Period” has the meaning ascribed thereto in Section 7.1;

“Directors Election Meeting” means a meeting of shareholders of the Corporation at which directors of the Corporation are to be elected;

“Equity and Voting Interest of the Investor” means at any particular time, the quotient that is obtained by dividing: (i) the aggregate number of Common Shares beneficially owned by the Investor and its Affiliates at such time as disclosed on www.sedi.ca at such time; by (ii) the aggregate number of Common Shares issued and outstanding at such time, in the case of each of (i) and (ii) assuming conversion of any outstanding Non-Voting Shares, but otherwise on a non-diluted basis;

“Extension” has the meaning ascribed thereto in Section 7.1;

“Extraordinary Transaction” has the meaning ascribed thereto in Section 4.1(1);

“Fundamental Change” means the occurrence of any of the following: (i) a liquidation, dissolution, or winding up of the Corporation; (ii) the delisting of the Common Shares from the TSX Venture Exchange or TSX or the Company ceasing to be a reporting issuer in Canada; and (iii) the completion of a Change of Control Transaction;

“Investor” has the meaning ascribed thereto in the recitals;

“Investor Acquisition Proposal” has the meaning ascribed thereto in Section 4.2(1);

“Investor Nominee” has the meaning ascribed thereto in Section 2.1(2);

“Issue Price” has the meaning ascribed thereto in Section 3.1(2);

“Nomination Letter” has the meaning ascribed thereto in Section 2.2(1);

“Non-Voting Shares” means the non-voting common shares in the capital of the Corporation;

“Offered Securities” has the meaning ascribed thereto in Section 3.1(1);

“Parties” means the parties to this Agreement and “Party” means any of them;

“Person” means an individual, body corporate with or without share capital, partnership, joint venture, entity, unincorporated association, syndicate, firm, sole proprietorship, trust, pension fund, union, board, tribunal, governmental or quasi-governmental authority, and the heirs, beneficiaries, executors, legal representatives, or administrators of an individual;

“Pre-Emptive Offer” has the meaning ascribed thereto in Section 3.1(1);

“Pre-Emptive Securities” has the meaning ascribed thereto in Section 3.1(1);

“Proposal Period” has the meaning ascribed thereto in Section 4.2(1);

“Registration Rights Agreement” means the registration rights agreement dated September 2, 2011, between the Corporation and the Investor;

“Release Date” has the meaning ascribed thereto in Section 4.2(1);

“Securities Act” means the Securities Act (Ontario), as it may be amended from time to time, and any successor legislation;

“Standstill Period” has the meaning ascribed thereto in Section 4.1(1);

“Standstill Restrictions” has the meaning ascribed thereto in Section 4.1(1);

“Standstill Termination Date” means the date that is five years from the date of this Agreement;

“Subscription Agreement” has the meaning ascribed thereto in the recitals;

“Subscription Notice” has the meaning ascribed thereto in Section 3.1(3);

“Transaction Agreements” means this Agreement, the Subscription Agreement, the Registration Rights Agreement, and the Warrant Agreement governing the Warrants;

“Transfer” has the meaning ascribed to that term in Section 5.1(1);

“Unit” has the meaning ascribed thereto in the recitals;

“Warrant” has the meaning ascribed thereto in the recitals; and

“Yukon BCA” means the Business Corporations Act (Yukon).

Section 1.2                      Time of the Essence

Time shall be of the essence of each provision of this Agreement.  Any extension, waiver, or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

Section 1.3                      Calculation of Time

Unless otherwise specified, time periods within or following which any act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.

Section 1.4                      Business Days

Whenever any action to be taken pursuant to this Agreement would otherwise be required to be taken or made on a day that is not a Business Day, such action shall be taken on the first Business Day following such day.

Section 1.5                      Headings

The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.  The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

Section 1.6                      Plurals and Gender

Words in the singular include the plural and vice versa and words in one gender include all genders.

Section 1.7                      Statutory References

Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder) as the same may be amended, re-enacted, consolidated, or replaced from time to time, and any successor statute thereto, unless otherwise stated.

Section 1.8                      Other References

“Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

ARTICLE 2
CORPORATE GOVERNANCE

Section 2.1                      Composition of the Board of Directors

(1)	During the term of this Agreement, the size of the Board shall be fixed at nine directors.

(2)
Subject to Section 2.1(3), the Investor will be entitled to designate a number of individuals (each, an “Investor Nominee”) that is equal to the number of Investor Nominees determined in accordance with Section 2.1(3) to be nominated by the Corporation for election as directors of the Corporation and to be presented to the shareholders of the Corporation as part of the management proposed list of directors.

(3)	Subject to Section 2.1(5):

(a)
so long as the Equity and Voting Interest of the Investor is greater than or equal to 99.9%, the Corporation will include nine Investor Nominees among the Corporation’s nominees for election as directors of the Corporation at each Directors Election Meeting;

(b)
if the Equity and Voting Interest of the Investor is less than 99.9% but greater than or equal to 15%, the Corporation will include no less than that number of Investor Nominees as is set out in the table below among the Corporation’s nominees for election as directors of the Corporation at each Directors Election Meeting:

Equity and Voting Interest of Investor	Number of Investor Nominees

less than 99.9% but not less than 88.8%	8
less than 88.8% but not less than 77.7%	7
less than 77.7% but not less than 66.6%	6
less than 66.6% but not less than 55.5%	5
less than 55.5% but not less than 44.4%	4
less than 44.4% but not less than 33.3%	3
less than 33.3% but not less than 22.2%	2
less than 22.2% but not less than 15%	1

(c)
without derogating from Section 2.1(1) and notwithstanding Sections 2.1(3)(a) and (b), if the Board does not consist of nine members at any time then the Corporation will include among the Corporation’s nominees for election as directors of the Corporation at any Directors Election Meeting no less than that number of Investor Nominees that represents the same percentage of the number of board members (rounded down to the next whole number) that is equal to the percentage of the board members as the Investor would be entitled to under this Agreement based on the assumption that the Board consists of nine members.

(4)
For greater certainty, the Corporation shall: (i) include all of the Investor Nominees in the management information circular and form of proxy relating to the applicable Directors Election Meeting as nominees of the Corporation for election to the Board; (ii) solicit proxies from shareholders of the Corporation in favour of the election of such Investor Nominees as directors of the Corporation; and (iii) recommend to shareholders of the Corporation that they vote in favour of the election of such Investor Nominees as directors of the Corporation.

(5)
Notwithstanding Section 2.1(3) and commencing on the day following the first Directors Election Meeting that is held following the expiration or termination of the Warrants (and the issuance of shares thereunder) at which the number of nominees for election as directors of the Corporation that may be designated by the Investor reflect the number of nominees to which the Investor is entitled under Section 2.1(3), the Corporation shall not be required to include more than one additional Investor Nominee as part of the Corporation’s nominees for election as directors of the Corporation at a Directors Election Meeting in addition to the number of Investor Nominees that the Corporation was required in the preceding calendar year to include among the Corporation’s nominees for election as directors of the Corporation at the Directors Election Meeting in such calendar year.

(6)
So long as the Equity and Voting Interest of the Investor is less than 50%, the Investor shall, and shall cause its Affiliates to: (a) vote or cause to be voted any Common Shares that are beneficially owned by the Investor or its Affiliates, as the case may be, in favour of the Corporation’s nominees for election as directors of the Corporation at each Directors Election Meeting, provided that such slate of director nominees of the Corporation includes no less than the number of Investor Nominees required pursuant to Section 2.1(3); or (b) upon the written direction of the Corporation delivered no later than two Business Days before a Directors Election Meeting, in lieu of voting in accordance with subsection (a), not vote or cause not to be voted any Common Shares that are beneficially owned by the Investor or its Affiliates, as the case may be, in favour of any nominees for election as directors of the Corporation at such Directors Election Meeting other than nominees of the Corporation, provided that the Corporation has nominated a slate of director nominees at such meeting and such slate includes no less than the number of Investor Nominees required pursuant to Section 2.1(3) and provided further that this subsection (b) shall not prevent the Investor and its Affiliates from voting in favour of the election of the Investor Nominees as directors of the Corporation.

(7)
If at any time a vacancy on the Board is created as a result of the death, resignation, disqualification, or removal of an Investor Nominee, then the Investor and the Corporation (acting through the Board) shall work together in good faith to promptly fill such vacancy or replace such nominee with an individual designated by the Investor in its sole discretion who meets the Conditions below, and thereafter such individual shall serve and/or be nominated as one of the “Investor Nominees” under this Agreement.

(8)
Prior to the execution of this Agreement, the Investor has proposed De Lyle Bloomquist and Ramakrishnan Mukundan as the initial Investor Nominees to be elected to the Board at the next Directors Election Meeting.  The Corporation has received each Investor Nominee’s consent to serve as a director and covenants that if the Corporation amends its articles to give effect to Section 2.1(1) prior to such Directors Election Meeting, it shall appoint each Investor Nominee to the Board as promptly as possible.

Section 2.2	Nominating Procedure.

(1)
The Corporation shall provide written notice to the Investor not less than 45 days or more than 55 days prior to the record date for shareholders to receive notice of a Directors Election Meeting.  Such notice will include a reasonably detailed request for information regarding any Investor Nominees that the Investor may be entitled to designated under Article 2 that is required to be included in an information circular of the Corporation in respect of the Directors Election Meeting.  At least 30 days before a Directors Election Meeting, the Investor will deliver to the Corporation in writing the names of the Investor Nominees together with the information regarding such Investor Nominees requested by the Corporation in accordance with the preceding sentence (the “Nomination Letter”).

(2)
If the Investor fails to deliver the Nomination Letter to the Corporation at least 30 days before the Directors Election Meeting, the Investor shall be deemed to have nominated the same Investor Nominees that serve as directors of the Corporation at such time (and only such individuals), subject to reduction in accordance with Section 2.1(3).

Section 2.3                      Conditions

Each Investor Nominee shall, at the time of election or appointment to the Board for the first time, meet the qualification requirements to serve as a director under the Yukon BCA, applicable Canadian securities laws, and the rules of any stock exchange on which the Common Shares are then listed, provided that for purposes of this Agreement the fact that a stock exchange of competent jurisdiction has not yet accepted for purposes of the rules of such stock exchange an Investor Nominee shall not be considered to be a failure to meet such qualification requirements unless such stock exchange has rejected an Investor Nominee and such decision or determination is not or is no longer appealable (the “Conditions”).  The Corporation agrees to allow the Investor Nominees to provide input on any documents or correspondence which the Corporation is required to submit to the relevant stock exchange and will cooperate with the Investor Nominees with respect to any communications with such stock exchange, in each case with respect to the Investor Nominees meeting the qualification requirements of such stock exchange.

Section 2.4                      Director Indemnification and Insurance

The Corporation shall indemnify all of its directors and former directors who served as directors at any time following the date hereof and their respective heirs and legal representatives to the fullest extent permitted by the Yukon BCA against all costs, charges, and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the Corporation.  The Corporation will use commercially reasonable efforts to maintain directors and officers insurance coverage and the Investor Nominees shall be entitled to the same directors and officers insurance coverage as all other directors of the Corporation, as such coverage may be obtained at the direction of the board of directors of the Corporation.

ARTICLE 3
PRE-EMPTIVE RIGHTS

Section 3.1                      Anti-Dilution Right

(1)
During the period of time ending on the date 24 months from the date hereof and subject to Section 3.2, the Corporation shall not issue, or offer or agree to issue (an “Offering”), any shares or other equity securities (or any securities exercisable for, or convertible or exchangeable into, shares or equity securities) (the “Offered Securities”), to any Person unless the Corporation first makes an irrevocable offer (the “Pre-Emptive Offer”), by written notice to the Investor, to sell to the Investor such proportion of the Offered Securities (the “Pre-Emptive Securities”) as would allow the Investor and its Affiliates to maintain, following the issuance of the Offered Securities, its Equity and Voting Interest of the Investor that existed immediately prior to such issuance.

(2)
The Pre-Emptive Offer will specify the issue price (which shall be the cash equivalent of the issue price under the Offering) (the “Issue Price”), if determined at that time, of the Offered Securities, the terms and conditions of the Offered Securities, the number of Offered Securities proposed to be issued to Persons other than the Investor, the number of Offered Securities available to the Investor pursuant to Section 3.1(1), the proposed use of proceeds (if any) and the proposed completion date of the Offering.  In the case of a “bought deal” with a bona fide underwriter, the Pre-Emptive Offer will specify all such information as is available at the time the Corporation becomes aware of such proposed “bought deal” Offering.

(3)
The Pre-Emptive Offer will specify the time within which the Pre-Emptive Offer, if not accepted in whole or in part, will be deemed to be declined, which time shall be no earlier than the earlier of: (i) ten Business Days after the date on which such Pre-Emptive Offer is given; and (ii) if the Offering is by way of a “bought deal” with a bona fide underwriter, five days after the date on which such Pre-Emptive Offer is given, provided that if the Issue Price of the Offered Securities has not been determined at the time of the Pre-Emptive Offer, the Pre-Emptive Offer shall specify that the Issue Price will be determined in connection with the applicable private placement or public offering, and the Corporation will provide notice to the Investor of the Issue Price forthwith upon such price being set by the Corporation and/or the lead agent or underwriter, as applicable, in which case the Investor shall have a further two Business Days from the time that such notice is delivered to the Investor to accept, in whole or in part, the Pre-Emptive Offer.  In the case of a “bought deal” in which the Issue Price of the Offered Securities or other information has not been determined at the time of the Pre-Emptive Offer, the Corporation will provide notice to the Investor of the Issue Price and other information forthwith upon such price being set by the Corporation and/or the lead agent or underwriter, as applicable, in which case the Investor shall accept, in whole or in part, the Pre-Emptive Offer by 7:30 a.m. on the day following such notice.  The Investor may only subscribe for Pre-Emptive Securities, if in addition to accepting the Pre-Emptive Offer within the periods set out in this Article 3, such acceptance is in writing, irrevocable and unconditional and shall specify the number of Pre-Emptive Securities that are being subscribed for (a “Subscription Notice”).  The Subscription Notice (which shall represent the acceptance of the Corporation’s Pre-Emptive Offer) shall constitute a binding agreement by the Investor to subscribe for and purchase, and by the Corporation to issue and sell to the Investor, on the terms and conditions in the Pre-Emptive Offer, the number or amount of Pre-emptive Securities as are to be issued to the Investor therein.

(4)
The Issue Price for any non-cash consideration received by or to be received by the Corporation shall be the fair market value as at the date of the Pre-Emptive Offer determined as follows.  The Board shall promptly and in good faith estimate the fair market value for such non-cash consideration at the date of the Pre-Emptive Offer.  For purposes of this paragraph: (i) the fair market value of publicly traded securities will be determined by reference to the weighted average trading price at which such securities have traded during the period of 20 consecutive trading days ending on the trading day immediately prior to such date on the principal securities exchange on which such securities are then traded (the weighted average price per security being determined by dividing the aggregate sale price of all such securities sold on such exchange during such 20 consecutive trading days by the total number of such securities so sold); and (ii) the fair market value of non-publicly traded securities or other property shall be determined with reference to the cash price which would be obtained at the relevant time upon a sale of all of such securities or property of the issuer in a single transaction determined in an open and unrestricted market between prudent parties, acting at arm’s-length and under no compulsion to act, and having reasonable knowledge of all relevant facts concerning the issuer and such property.  The Board shall promptly notify the Investor of its estimate of the fair market value of the non-cash consideration.  To the extent that the Investor disagrees with the Board’s determination of such fair market value it may object in writing within ten Business Days of delivery of the determination, therein stating its determination.  If the Parties have not agreed upon the fair market value within ten Business Days thereafter, the fair market value shall be finally resolved by arbitration pursuant to the Simplified Arbitration Rules of the ADR Institute of Canada, Inc.  The arbitrator shall be chosen by the Investor and Corporation within ten Business Days of the date on which a Party notifies the other of a dispute with respect to the valuation pursuant to this Section 3.1(4).  In the event that the Parties fail or neglect to appoint an arbitrator, then that appointment shall be made by the ADR Institute of Canada, Inc. within ten days after being requested by any Party to make such appointment.  The arbitrator shall conduct the arbitration and issue an award as soon as possible and in any event within 30 days of his or her appointment.  The award shall be final and binding on the Corporation and the Investor, with no right of appeal, even on a question of law.

(5)
The Pre-Emptive Securities subscribed for by the Investor shall be issued to the Investor on a private placement basis; provided that the Corporation shall allow the Investor to participate directly in any public offering of Offered Securities.

(6)
All of the Pre-Emptive Securities not subscribed for by the Investor within the time limit specified in the Pre-Emptive Offer will be available for issuance, and may be issued, together with the other Offered Securities under the Offering, by the Corporation to any Person (and in the case of an underwritten offering, to the underwriter or underwriters) at not less than the Issue Price set forth in the Pre-Emptive Offer or any supplemental notice contemplated in Section 3.1(3).

(7)	The completion of the Pre-Emptive Offer is subject to compliance with all applicable laws, including the rules of any stock exchange on which the securities of the Corporation are listed.

Section 3.2                      Limitation

Section 3.1 shall not apply to any issuance of shares issued: (i) for compensatory purposes to officers, employees, directors, and consultants of the Corporation or of shares issued pursuant to the exercise of the Warrants; (ii) pursuant to the terms of convertible or exchangeable securities issued by the Corporation, if the Corporation had made a Pre-Emptive Offer to the Investor and otherwise complied with Section 3.1 in connection with the issuance of such convertible or exchangeable securities; or (iii) pursuant to convertible or exchangeable securities or contractual obligation outstanding or in existence prior to the date hereof and that are set out in Schedule 3.2 hereto.

ARTICLE 4
STANDSTILL AND CHANGE OF CONTROL

Section 4.1                      Standstill

(1)
Except as otherwise set forth in this Article 4 or Article 5, from the date of this Agreement until the earlier of: (i) the Standstill Termination Date; and (ii) the occurrence of a Fundamental Change (the “Standstill Period”), the Investor shall not, without the prior written consent of the Board ((a) through (e) are collectively referred to herein as the “Standstill Restrictions”):

(a)
acquire or agree to acquire or make any proposal to acquire any securities or any material assets of the Corporation, other than: (i) securities acquired pursuant to any stock option or similar plan of the Corporation or stock split, stock dividend, securities distribution, rights offering, recapitalization, or similar corporate action by the Corporation with respect to any securities beneficially owned by the Investor or its Affiliates; (ii) pursuant to any Transaction Agreement or other securities or rights of the Corporation beneficially owned by the Investor or its Affiliates; or (iii) any assets of the Corporation being sold in the ordinary course of its business (an “Acquisition Transaction”);

(b)
propose to the Corporation, the shareholders of the Corporation, the Board, or any other Person, or effect or seek to effect, any amalgamation, merger, arrangement, business combination, reorganization, or restructuring or liquidation with respect to the Corporation (each, an “Extraordinary Transaction”);

(c)
solicit, or participate in any solicitation of, proxies from the Corporation’s shareholders with respect to the voting of any securities of the Corporation in respect of any Acquisition Transaction or Extraordinary Transaction;

(d)	assist, advise, or encourage any other persons to effect any Acquisition Transaction or Extraordinary Transaction; or

(e)	make any public announcement with respect to the foregoing, except as may be required by applicable law, regulatory authorities, or stock exchanges.

(2)
Notwithstanding anything to the contrary herein, this Agreement shall in no way limit, restrict, or prohibit the Investor or any of its Affiliates or Persons with whom the Investor is acting jointly or in concert during the Standstill Period from:

(a)
making one or more confidential proposal(s) to or communications with the Board and/or management of the Corporation relating to any Acquisition Transaction, Extraordinary Transaction, or other transaction or matter; or

(b)
after the date that is one year following the date on which all of the Warrants have been duly exercised or expired, acquiring securities of the Corporation in compliance with the relevant provisions of s. 100 of the Securities Act (such compliance to be required for purposes of this Agreement notwithstanding that the Investor may not be subject to the Securities Act).

Section 4.2                      Change of Control Transaction

(1)	Notwithstanding Section 4.1(1), on and after the earliest to occur during the Standstill Period of the following dates:

(a)
the date that the Corporation has entered into an agreement that provides for a Change of Control Transaction or an Extraordinary Transaction or has publicly announced its support for or recommendation of a Change of Control Transaction or Extraordinary Transaction;

(b)
the date that a Person or Persons acting jointly or in concert (other than the Investor, an Affiliate of the Investor, or a Person acting jointly or in concert with the Investor) has publicly announced its intention to commence or has proposed, commenced, announced, pursued, made, or completed a Change of Control Transaction or Extraordinary Transaction or has requisitioned a meeting of shareholders of the Corporation to consider a Change of Control Transaction or Extraordinary Transaction;

the Investor shall be immediately released from and no longer be subject to the Standstill Restrictions (and the Investor shall not be prohibited from taking any actions prohibited under Section 4.1(1)) (such date, the “Release Date”) for the limited purpose of permitting the Investor or an Affiliate or a joint actor to propose an alternative Change of Control Transaction (an “Investor Acquisition Proposal”) and announce, pursue, make, and complete same, as it may be changed or amended from time to time.

(2)
If the Investor or any Affiliate or any joint actor has not commenced an Investor Acquisition Proposal within the 75-day period following the Release Date (the “Proposal Period”), the Standstill Restrictions shall be re-imposed on the first Business Day following the expiry of the Proposal Period.

(3)
If the Investor or any Affiliate or any joint actor has proposed an Investor Acquisition Proposal within the Proposal Period, the Standstill Restrictions will not be re-imposed until the later of such time as the Investor has advised the Corporation in writing or has publicly announced that it has abandoned the Investor Acquisition Proposal, as it may have been changed or amended from time to time.

(4)
Each change or amendment to a Change of Control Transaction shall be deemed to be a new and separate Change of Control Transaction for the purposes of this Article 4 and shall result in the provisions in this Article 4 relating to the Investor’s release from, and not being subject to, the Standstill Restrictions becoming applicable and initiate the commencement of a new 75-day Proposal Period.

Section 4.3                      Affiliates

The Investor shall cause each of its Affiliates to comply with this Article 4 on the same basis as the Investor.

Section 4.4                      No Frustration

The Corporation shall not adopt a shareholders rights plan or “poison pill” or adopt or impose provisions or arrangements with similar effect or take any other action that would effectively prohibit, frustrate, restrict, limit, adversely affect, or otherwise make it cost-prohibitive for the Investor, any of its Affiliates, or any of its joint actors to acquire securities of the Corporation in compliance with this Article 4, except with the prior written consent of the Investor.

Section 4.5                      Fiduciary Duties

Notwithstanding any provision herein to the contrary, the Parties hereto agree that the Investor is bound hereunder solely in its capacity as a shareholder and its obligations to cause other Persons to do or not do certain matters is limited to such Persons in their capacities as shareholders of the Corporation, and nothing in this Article 4 or this Agreement shall limit or restrict in any way or otherwise bind the Investor Nominees from or in exercising their fiduciary duties or otherwise acting in their capacities as members of the Board.

Section 4.6                      Other Actions

Notwithstanding any provision herein to the contrary, nothing in this Article 4 or this Agreement shall limit, restrict, or prohibit in any way the right of the Investor or any of its Affiliates to vote their securities of the Corporation in their sole discretion on any matter, subject to compliance with Section 2.1 and Section 4.1.  For greater certainty, nothing in this Article 4 shall limit, restrict, or prohibit the Investor or any of its Affiliates from selling or disposing of any of their securities of the Corporation in compliance with Article 5.

ARTICLE 5
TRANSFER OF SECURITIES

Section 5.1                      Restriction on Transfer

(1)
Subject to Section 5.2, until the date that is two years from the date hereof, the Investor shall not sell or transfer any securities of the Corporation that it beneficially owns (a “Transfer”) except:

(a)
to an Affiliate of the Investor, who agrees in writing to be bound by the terms of this Agreement to the same extent as the Investor, and for as long as the Corporation is not subject to the reporting obligations under U.S. securities laws, who is not a U.S. person for the purposes of U.S. securities laws and that is resident outside of the United States;

(b)
to a Person or Person acting jointly or in concert who is or are at arm’s length to Investor or any Affiliate of the Investor and who has or have made, or has or have agreed to make, an offer to all other holders of securities of the Corporation of the same class of securities proposed to be sold by the Investor to acquire such securities for the same amount and type of consideration and on the same terms and conditions as the proposed sale or transfer of the Investor’s securities;

(c)
under a prospectus offering that is marketed and sold to the public in Canada, provided that no one purchaser under such prospectus, together with its Affiliates and Persons acting jointly or in concert with such purchaser, holds more than 10% of the issued and outstanding Common Shares thereafter (assuming conversion of all Non-Voting Shares);

(d)	for trades of such securities through the facilities of a stock exchange, where such trades are not prearranged;

(e)	pursuant to a Change of Control Transaction or Extraordinary Transaction or a take-over bid involving the Corporation; or

(f)	with the prior written consent of the Corporation.

(2)	The Investor will promptly inform the Corporation of any Transfer made pursuant to this Section 5.1.

Section 5.2                      Affiliates

The Investor shall cause each of its Affiliates that own securities of the Corporation to comply with this Article 5 on the same basis as the Investor.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

Section 6.1                      Representations and Warranties of the Investor

The Investor represents and warrants to the Corporation, and acknowledges that the Corporation is relying on such representations and warranties in completing the transactions contemplated by this Agreement, that:

(a)
the Investor is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement;

(b)	this Agreement has been duly executed and delivered by the Investor;

(c)
this Agreement constitutes the valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect; and

(d)	each initial Investor Nominee satisfies the Conditions.

Section 6.2                      Representations and Warranties of the Corporation

The Corporation represents and warrants to the Investor, and acknowledges that the Investor is relying on such representations and warranties in completing the transactions contemplated by this Agreement, that:

(a)	the Corporation is duly incorporated, validly existing, and in good standing under the laws of Yukon and has all requisite corporate power and authority to execute and deliver this Agreement;

(b)	this Agreement has been duly executed and delivered by the Corporation;

(c)
this Agreement constitutes the valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect; and

(d)
the nomination for election of the initial Investor Nominees contemplated by Section 2.1 of this Agreement at the next Directors Election Meeting has been duly and validly authorized by all necessary corporate action and expressly approved by the Board.

ARTICLE 7
GENERAL

Section 7.1                      Termination

(a)
This Agreement may be terminated at any time by mutual consent of the Parties and shall terminate automatically on the earlier of: (a) the date that is five years following the date of this Agreement; and (b) the date on which the Equity and Voting Interest of the Investor is less than 15%, provided that the Corporation has not breached its obligations under Article 3.  If the Corporation has breached its obligations under Article 3 and the Equity and Voting Interest of the Investor is less than 15%, then this Agreement may be terminated by the Investor by delivering to the Corporation written notice of such termination, provided that prior to such termination the Investor has delivered to the Corporation written notice of such breach and such breach is incapable of being cured or is not cured by the Corporation to the satisfaction of the Investor, acting reasonably, within 14 days (the “Cure Period”) following delivery by the Investor of such notice of such breach, provided further that if such breach is not cured within such 14-day period due solely to the Corporation being incapable of satisfying a requirement of applicable law or a regulatory authority of competent jurisdiction within such 14-day period which is capable of being satisfied within a further 50-day period and the Corporation irrevocably covenants in writing to the Investor that the Corporation shall use its commercially reasonable efforts to cure such breach and satisfy all such requirements before the expiry of such 50-day period, then the Cure Period in respect of such requirement of applicable law or a regulatory authority shall be extended to the expiry of such 50 day period (the “Extension”).  For greater certainty, if such breach that is entitled to an Extension is not cured within 64 days of the Investor’s delivery to the Corporation of notice of such breach, the Investor shall be entitled to terminate this Agreement.

(b)
In the event of termination of this Agreement as provided in Section 7.1(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Corporation or the Investor; provided, however, that each party hereto shall remain liable for any breach of this Agreement prior to its termination; and provided further, that the provisions of Section 2.4, this Section 7.1, and the other provisions of this Article 7 shall remain in full force and effect and survive any termination of this Agreement.

Section 7.2                      Application of this Agreement

The terms of this Agreement shall apply mutatis mutandis to any shares or other securities:

(a)	resulting from the conversion, reclassification, redesignation, subdivision, consolidation of other change to any of the shares of the Corporation held by the Investor; or

(b)	of the Corporation or any successor body corporate that may be received by the Investor on a merger, amalgamation, arrangement, or other reorganization of or including the Corporation; and

and prior to any action referred to in (a) or (b) above being taken, the Parties shall give due consideration to any changes that may be required to this Agreement in order to give effect to the intent of this Section 7.2.

Section 7.3                      No Partnership

Nothing in this Agreement will be deemed to constitute a partnership, agency, or similar relationship between the Investor and the Corporation or to authorize either Party to bind the other.

Section 7.4                      Public Filing

The Parties hereby consent to the public filing of this Agreement if any Party is required to do so by law or by applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange.

Section 7.5                      Expenses

Each Party to this Agreement shall pay its respective legal, accounting, and other professional advisory fees, costs, and expenses incurred in connection with the negotiation, preparation, or execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement.

Section 7.6                      Further Assurances

Each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

Section 7.7                      Assignment and Enurement

Neither this Agreement nor any rights, benefits, duties, or obligations under this Agreement shall be assignable by any Party other than by the Investor (or an Affiliate thereof) to an Affiliate of the Investor or such Affiliate (in which case no consent to such an assignment shall be required of the Corporation).  Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

Section 7.8                      Entire Agreement

This Agreement and, to the extent party thereto, any agreement or document delivered in connection with this Agreement, constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior agreements, understandings, negotiations, and discussions relating to the subject matter hereof.  There are no other covenants, agreements, representations, warranties, conditions, whether direct or collateral, express or implied, that form part of or affect this Agreement except as otherwise provided this Agreement.  This Agreement shall not be amended, added to, or qualified except by written agreement signed by the Parties.

Section 7.9                      Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing.  No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement.  Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement, at any other time.

Section 7.10                      Notices

All notices, requests, demands, or other communications required or permitted to be given by one Party to another under this Agreement shall be given in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by facsimile or delivered by registered mail or postage prepaid, addressed as follows:

(a)           to the Corporation:

EPM Mining Ventures Inc.
2150 South 1300 East, Suite 350
Salt Lake City, Utah
84106

Attention:  Lance D’Ambrosio, Chief Executive Officer
Facsimile No.: (867) 667-7600
email: lance@emeraldpeakminerals.com

with a copy (which shall not constitute notice) to:

Cassels Brock and Blackwell LLP
2100 Scotia Plaza
40 King Street West
Toronto, ON M5H 3C2

Attention:  Paul Stein
Facsimile No.: (416) 350-6949
email: pstein@casselsbrock.com

(b)           to the Investor:

Gusiute Holdings (UK) Limited
120 Eagle Rock Avenue
East Hanover, New Jersey U.S.A. 07936

Attention:  De Lyle Bloomquist
Facsimile No.: (973) 599-5501
email: dbloomquist@tatachemicals.com

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
199 Bay Street, Suite 4000
Toronto, ON M5L 1A9
Canada

Attention:  Bliss White
Facsimile No.: 416 863-2653
email: bliss.white@blakes.com

or at such other address or fax number of which the addressee may from time to time may notify the addressor.  Any notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above must be accompanied by the sending of an email to the addresses set out above and shall not considered to have been so delivered for the purposes hereof unless and until such email has been so sent and shall be deemed to have been given and received on the day it is so delivered at such address.  If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day.  Any notice transmitted by facsimile must be accompanied by the sending of an email to the addresses set out above and shall not considered to have been transmitted for the purposes hereof unless and until such email has been so sent and shall be deemed to have been given and received on the day in which transmission is confirmed.  If such day is not a Business Day or if the transmission of the facsimile is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission.

Section 7.11                      Severability

If, in any jurisdiction, any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be restricted, invalid, or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth herein.  Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 7.12                      Counterparts; Facsimile and Electronic Signatures

This Agreement may be signed in one or more counterparts, each of which once signed shall be deemed to be an original.  All such counterparts together shall constitute one and the same instrument.  Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the effective date first written above.  This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, scanned email or internet transmission copy or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement, or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 7.13                      Governing Law and Jurisdiction for Disputes

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.  The Parties irrevocably submit to the nonexclusive jurisdiction of the courts of the Province of Ontario.

Section 7.14                      Third-Party Beneficiaries

The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns (other than directors or former directors of the Corporation pursuant to Section 2.4), and it is not the intention of the Parties to confer any third-party beneficiary rights and this Agreement does not confer any such rights, upon any Person (other than such directors or former directors).

Section 7.15                      Remedies

Each Party agrees that an award of monetary damages would not be an adequate remedy for any loss incurred by reason of any breach of this Agreement and that, in the event of any breach or threatened breach pursuant to Article 2, Article 3, or Article 4 of this Agreement by a Party, the other Parties will be entitled to equitable relief, including injunctive relief and specific performance.  Such remedies will not be the exclusive remedies for any breach or threatened breach pursuant to Article 2, Article 3, or Article 4 of this Agreement but will be in addition to all other remedies available at law or in equity.

[Remainder of page intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF the Parties have hereunto duly executed this Agreement on the date first above written.

EPM MINING VENTURES INC.

By: /s/ Lance D’Ambrosio
Name: Lance D’Ambrosio
Title: CEO

GUSIUTE HOLDINGS (UK) LIMITED

By: /s/ De Lyle Bloomquist
Name: De Lyle Bloomquist
Title: Authorized Signatory

SCHEDULE 3.2

Cormark Securities Inc. holds an aggregate of 1,428,420 Common Share purchase warrants dated May 26, 2011, each warrant exercisable to purchase one Common Share at a price of $0.67 per share until May 26, 2013.